WELDON CAPITAL MANAGEMENT, LTD.


                               PROXY VOTING POLICY
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        Weldon Capital Management, Ltd. ("Advisor") is registered as an investment adviser with the Securities and Exchange Commission ("SEC") pursuant to the Investment Advisers Act of 1940, as amended ("Advisers Act"). Pursuant to an advisory agreement with Weldon Capital Funds, Inc. (the "Company"), Advisor serves as investment advisor to the Weldon Equity & Income Fund (the "Fund"). As the investment adviser to the Fund, Advisor is responsible for voting all proxies related to securities held in the Fund's investment portfolio. Consistent with its fiduciary duties and pursuant to Rule 206(4)-6 under the Advisers Act, Advisor has designed this proxy voting policy (the "Policy") to reflect its commitment to vote all proxies in a manner consistent with the best interests of the Fund's shareholders. Advisor, consistent with its duty of care, will monitor corporate actions for those issuers whose securities Advisor will be called upon to vote. Consistent with its duty of loyalty, Advisor will, in all cases, vote to promote the Fund shareholders' best interests. In determining how to vote proxies, Advisor will not subordinate the economic interest of the Fund's shareholders to its own interests or to that of any other entity or interested party.


                             KEY PROXY VOTING ISSUES

        Advisor believes that all votes should be reviewed on a company-by-company basis and each issue should be considered in the context of the company under review, and subject to an analysis of the economic impact such issue may have on the Fund's stated investment objectives. Advisor will give great weight to the views of management only when the issues involved will not have a negative impact on Fund shareholder values. In all other cases, Advisor will engage in an independent analysis of the impact that the proposed action will have on shareholder values.

1.      BOARD OF DIRECTORS
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        Electing directors is one of the most important rights of stock ownership that company shareholders can exercise. Advisor believes that company directors should act in the long-term interests of the company's shareholders and the company as a whole. Generally, Advisor will vote in favor of director nominees that have expressed and/or demonstrated a commitment to the interest of the company's shareholders. Advisor will consider the following factors in deciding how to vote proxies relating to director elections:

                o In re-electing incumbent directors, the long-term performance of the company relative to its peers - Advisor will not vote to re-elect a board if the company has had consistent poor performance relative to its peers in the industry, unless the Advisor believes that the board has demonstrated that it is taking or proposes to take measures designed to improve the company's poor performance.

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                o   Whether the slate of director nominees promotes a majority of independent directors on the full board - Advisor believes that it is in the best interest of all company shareholders to have, as a majority, directors that are independent of management.

                o A director nominee's attendance at less than 75% of required meetings - frequent non-attendance at board meetings will be grounds for voting against re-election.

                o Existence of any prior SEC violations and/or other criminal offenses - Advisor will not vote in favor of a director nominee that, to Advisor's actual knowledge, is the subject of any SEC or other criminal enforcement actions.

        Advisor believes that it is in the shareholders' best interests to have bright and experienced directors serving on a company's board. To this end, Advisor believes that companies should be allowed to establish director compensation packages that attract and retain desirable directors. Advisor will consider whether proposals relating to director compensation are reasonable in relation to the company's performance and resources. Advisor will vote in favor of proposals that seek to impose reasonable limits on director compensation.

        In all other issues that may arise relating to the board of directors, Advisor will vote against all proposals that benefit directors at the expense of shareholders, and in favor of all proposals that do not unreasonably abrogate the rights of shareholders. As previously stated, each issue will be analyzed on an issue-by-issue basis.

2.      CORPORATE GOVERNANCE
        --------------------

        Corporate governance issues may include, but are not limited to, the following: (i) corporate defenses, (ii) corporate restructuring proposals,
(iii) proposals affecting the capital structure of a company, (iv) proposals regarding executive compensation, or (v) proposals regarding the independent auditors of the company.

        i.     Corporate Defenses.  Although Advisor will review each proposal
               -------------------
on a case-by-case basis, Advisor will generally vote against management proposals that (a) seek to insulate management from all threats of change in control, (b) provide the board with veto power against all takeover bids, (c) allow management or the board of the company to buy shares from particular shareholders at a premium at the expense of the majority of shareholders, or (d) allow management to increase or decrease the size of the board at its own discretion. Advisor will only vote in favor of those proposals that do not unreasonably discriminate against a majority of shareholders, or greatly alter the balance of power between shareholders, on one side, and management and the board, on the other.

        ii.    Corporate Restructuring.  These may include mergers and
               -----------------------
acquisitions, spin-offs, asset sales, leveraged buy-outs and/or liquidations. In determining the vote on these types of proposals, Advisor will consider the following factors: (a) whether the proposed action

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represents the best means of enhancing shareholder values, (b) whether the company's long-term prospects will be positively affected by the proposal, (c) how the proposed action will impact corporate governance and/or shareholder rights, (d) how the proposed deal was negotiated, (e) whether all shareholders receive equal/fair treatment under the terms of the proposed action, and/or (f) whether shareholders could realize greater value through alternative means.

        iii.   Capital Structure.  Proposals affecting the capital structure of
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a company may have significant impact on shareholder value, particularly when they involve the issuance of additional stock. As such, Advisor will vote in favor of proposals to increase the authorized or outstanding stock of the company only when management provides persuasive business justification for the increase, such as to fund acquisitions, recapitalization or debt restructuring. Advisor will vote against proposals that unreasonably dilute shareholder value or create classes of stock with unequal voting rights if, over time, such action may lead to a concentration of voting power in the hands of few insiders.

        iv.    Executive Compensation.  Advisor believes executives should be
               -----------------------
compensated at a reasonable rate and that companies should be free to offer attractive compensation packages that encourage high performance in executives because, over time, it will increase shareholder values. Advisor also believes however, that executive compensation should, to some extent, be tied to the performance of the company. Therefore, Advisor will vote in favor of proposals that provide challenging performance objectives to company executives, and which serve to motivate executives to better performance. Advisor will vote against all proposals that offer unreasonable benefits to executives whose past performance has been less than satisfactory.

               Advisor will vote against shareholder proposals that summarily restrict executive compensation without regard to the company's performance, and in favor of shareholder proposals that seek additional disclosures on executive compensation.

        v.     Independent Auditors.  The engagement, retention and termination
               ---------------------
of a company's independent auditors must be approved by the company's audit committee, which typically includes only those independent directors who are not affiliated with or compensated by the company, except for directors' fees. In reliance on the audit committee's recommendation, Advisor generally will vote to ratify the employment or retention of a company's independent auditors unless Advisor is aware that the auditor is not independent or that the auditor has, in the past, rendered an opinion that was neither accurate nor indicative of the company's financial position.

3.      SHAREHOLDER RIGHTS
        ------------------

        State law provides shareholders of a company with various rights, including, but not limited to, cumulative voting, appraisal rights, the ability to call special meetings, the ability to vote by written consent and the ability to amend the charter or bylaws of the company. Advisor will carefully analyze all proposals relating to shareholder rights and will vote against proposals that seek to eliminate existing shareholder rights or restrict the ability of shareholders to act in a reasonable manner to protect their interest in the company. In all cases, Advisor will vote in favor of proposals that best represent the long-term financial interest of Fund shareholders.

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4.      SOCIAL AND ENVIRONMENTAL ISSUES
        -------------------------------

        In determining how to vote proxies in this category, Advisor will consider the following factors:

        o Whether the proposal creates a stated position that could affect the company's reputation and/or operations, or leave it vulnerable to boycotts and other negative consumer responses;
        o The percentage of assets of the company that will be devoted to implementing the proposal;
        o Whether the issue is more properly dealt with through other means, such as through governmental action;
        o Whether the company has already dealt with the issue in some other appropriate way; and
        o     What other companies have done in response to the issue.

While Advisor generally supports shareholder proposals that seek to create good corporate citizenship, Advisor will vote against proposals that would tie up a large percentage of the assets of the company. Advisor believes that such proposals are inconsistent with its duty to seek long-term value for Fund shareholders. Advisor will also evaluate all proposals seeking to bring to an end certain corporate actions to determine whether the proposals adversely affect the ability of the company to remain profitable. Advisor will vote in favor of proposals that enhance or do not negatively impact long-term shareholder values.


                             PROXY VOTING PROCEDURES

1.      THE PROXY VOTING OFFICER
        ------------------------

        Advisor hereby appoints Douglas G. Ciocca as the person responsible for voting all proxies relating to securities held in the Fund's account (the "Proxy Voting Officer"). The Proxy Voting Officer shall take all reasonable efforts to monitor corporate actions, obtain all information sufficient to allow an informed vote on the matter, and ensure that all proxy votes are cast in a timely fashion and in a manner consistent with this Policy.

        If, in the Proxy Voting Officer's reasonable belief, it is in the best interest of the Fund shareholders to cast a particular vote in a manner that is contrary to this policy, the Advisor shall submit a request for a waiver to the Board of Directors of the Company (the "Board"), stating the facts and reasons for the Proxy Voting Officer's belief. The Proxy Voting Officer shall proceed to vote the proxy in accordance with the decision of the Board.

        In addition, if, in the Proxy Voting Officer's reasonable belief, it is in the best interest of the Fund shareholders to abstain from voting on a particular proxy solicitation, the Proxy Voting Officer shall make a record summarizing the reasons for the Proxy Voting Officer's belief and shall present this summary to the Board along with other reports required in Section 3 below.

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2.      CONFLICT OF INTEREST TRANSACTIONS
        ---------------------------------

        The Proxy Voting Officer shall submit to the Board all proxies solicitations that, in the Proxy Voting Officer's reasonable belief, present a conflict between the interests of the Fund's shareholders on one hand, and those of the Advisor or any of its affiliated persons/entities (each, an "Advisory Entity"). Conflict of interest transaction include, but are not limited to, situations where:

     o an Advisory Entity has a business or personal relationship with the participant of a proxy contest such as members of the issuers management or the soliciting shareholder(s);
     o an Advisory Entity provides advisory, brokerage, underwriting, insurance or banking or other services to the issuer whose management is soliciting proxies;
     o an Advisory Entity has a personal or business relationship with a candidate for directorship; or
     o an Advisory Entity manages a pension plan or administers an employee benefit plan, or intends to pursue an opportunity to do so.

In all such cases, the materials submitted to the Board shall include the name of the affiliated party whose interests in the transaction are believed to be contrary to the interests of the Fund, a brief description of the conflict, and any other information in the Proxy Voting Officer's possession that would to enable the Board to make an informed decision on the matter. The Proxy Voting Officer shall vote the proxy in accordance with the direction of the Board.

3.      REPORT TO THE BOARD OF DIRECTORS
        --------------------------------

        The Proxy Voting Officer shall create and present to the Board an annual report of all proxy solicitations received by the Fund, including for each proxy solicitation, (i) the name of the issuer, (ii) the exchange ticker symbol for the security, (iii) the CUSIP number, (iv) the shareholder meeting date; (iv) a brief identification of the matter voted on, (v) whether the matter was proposed by the management or by a security holder; (vi) whether the Proxy Voting Officer cast its vote on the matter and if not, an explanation of why no vote was cast; (vii) how the vote was cast (i.e., for or against the proposal);
(viii) whether the vote was cast for or against management; and (ix) whether the vote was consistent with this Policy, and if inconsistent, an explanation of why the vote was cast in such manner. The report shall also include a summary of all transactions which, in the Proxy Voting Officer's reasonable opinion, presented a potential conflict of interest, and a brief explanation of how each conflict was resolved.

4.      RESPONDING TO FUND SHAREHOLDERS' REQUEST FOR PROXY VOTING DISCLOSURE
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        Consistent with this Policy, Advisor shall cause the Fund's complete proxy voting record to be filed with the Securities and Exchange Commission on an annual basis for each period ending June 30th on SEC Form N-PX. In addition, the Proxy Voting Officer shall make the Fund's proxy voting record available to any Fund shareholder who may wish to review such record through the Fund's website. The Proxy Voting Officer shall also notify all Fund shareholders that the Fund's proxy voting record and a copy of this Policy is available, without

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charge, to the shareholders by calling the Fund's toll-free number as listed in its current prospectus. The Proxy Voting Officer shall respond to all shareholder requests for records within three business days of such request by first-class mail or other means designed to ensure prompt delivery.


                                 RECORD KEEPING

In connection with this Policy, the Proxy Voting Officer shall maintain a record of the following:

        o copies all proxies solicitations received by the Fund, including a brief summary of the name of the issuer of the portfolio security, the exchange ticker symbol for the security, the CUSIP number, and the shareholder meeting date;
        o a reconciliation of the proxy solicitations received and number of shares held by the Fund in the company;
        o the analysis undertaken to ensure that the vote cast is consistent with this Policy;
        o copies, if any, of all waiver request submitted to the Board and the Board's final determination relating thereto;
        o copies, if any, of all documents submitted to the Board relating to conflict of interest transactions and the Board's final determination relating thereto;
        o copies of any other documents created or used by the Proxy Voting Officer in determining how to vote the proxy;
        o     copies of all votes cast;
        o     copies of all quarterly summaries presented to the Board;  and
        o copies of all shareholder requests for the Fund's proxy voting record and responses thereto.

All records required to be maintained under this Policy shall be maintained in the manner and for such period as is consistent with other records required to be maintained by Advisor pursuant to Rule 204-2 of the Advisers Act.

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